Exhibit T3A-3

190612000 CERTIFICATE ofiNCORPORATION of MAXCOM USA TELECOM, INC. (Under Section 402 of the Business Corporation Law) THE UNDERSIGNED, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of the Business Corporation Law of the State of New York (as the same may be amended from time to time, the "Act"), hereby certifies as follows: The name of the corporation is Maxcom USA Telecom, FIRST: Inc. (the "Corporation"). SECOND: The purpose for which it is formed is to engage in any lawful act or activity for which corporations may be organized under the Act, provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without first obtaining the consent of such body.· THIRD: The office ofthe Corporation in the State ofNew York is to be located in the County of Westchester, State of New York. FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares of common stock, no par value. FIFTH: The name and the address within the State of New York of the registered agent of the corporation are as follows: NAME ADDRESS Ten Bank Street Suite 560 · White Plains, NY 10606 United Corporate Services, Inc. SIXTH: The Secretary of State is hereby designated as agent of the Corporation upon whom process against the Corporation may be served. The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the Corporation is: c/o United Corporate Services, Inc., Ten Bank Street, Suite 560, White Plains, NY 10606. 190612000619

r, ! ! . · I i ! SEVENtH: Tbe personM liability of the dtrectors ofthe Corporation to the. Corporation or its shareholders shall b.eliminated to the fulle8t extent permitted by the provisions of paragraph (b) of Section 402 of the Act. I I I EIGHTH: The Corporation shall, to the fullest extent pennitted by the provisions of Section 72.2 of the Act, indemnify any and all persons whom it shal1 have the power to indemnify under said section . from. and against any and all expenses, liabilities, or other matters . referted to in or covered by said section, and the I I 1 . . indemnification provided fur herein shall not be deemed exclusive of any other rights to which those 'indemnified may be:. entitled un,der any gre¢ment, vote of shareholders or. disinterested directors.the Corporation's bylaws or otherwise, both as to action in his/her official capacity and as·to action in another capacitY while 'holding such office, and shall continue as to a person who has ceased to be a director; officer, employ e, or ,agent and shall inure to the benefit of the he.executors,:&:ld administratoJS of such person. IN WiTNESS WHEREOF, I have heretuito set my hand this llth day of June; 201-9. Is/ Terrence G. BG>yle Terrence G. Boyle Sole Incorporator c/o Paul Hastings LLP 200 Park Avenue New York, NY 10166 -2-